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EXHIBIT 99(c)

FOR IMMEDIATE RELEASE

            ARTHUR F. RYAN ELECTED TO REGENERON'S BOARD OF DIRECTORS

Tarrytown, NY (January 17, 2003) - Regeneron Pharmaceuticals, Inc. (Nasdaq:
REGN) announced today that it has elected Arthur F. Ryan to fill a new seat on its expanded Board of Directors. Mr. Ryan is Chairman, Chief Executive Officer, and President of Prudential Financial, Inc., one of the largest diversified financial institutions in the world.

"Art brings extraordinarily important strategic and financial leadership skills to our Board," noted P. Roy Vagelos, M.D., Chairman of Regeneron's Board of Directors. "With our broad therapeutic pipeline and emerging opportunities for several product candidates, we'll benefit from Art's significant experience in managing complex businesses. He'll help us plan Regeneron's business growth. We're delighted to have Art join our Board."

Mr. Ryan joined Prudential in December 1994, and he led the company's strategic conversion from a mutual to a publicly traded company in 2001. Prior to joining Prudential in December 1994, he had been President and Chief Operating Officer of Chase Manhattan Bank since 1990. Mr. Ryan ran Chase's worldwide retail bank between 1984 and 1990.

Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions. Regeneron has therapeutic candidates for the potential treatment of obesity, rheumatoid arthritis, cancer, and asthma and has preclinical programs in other diseases and disorders.

This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of drugs and biologics, determinations by regulatory and administrative governmental authorities, competitive factors, technological developments, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement to be canceled or to terminate without any product success, and other material risks. A more complete description of these risks can be found in Regeneron's filings with the United States Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2001 and the Form 10-Q for the quarter ended September 30, 2002. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise, unless required by law.

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